Exhibit 99.1

Ann T. Scott 303-460-3537, ascott@ball.com Renee Robinson 303-460-2476, rarobins@ball.com
News Release For Immediate Release www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Bradford Walton 415-254-7168, Bradford.Walton@ball.com

Ball Announces Second Quarter 2022 Results

and Rephasing of Certain Growth Capital Projects

Highlights

●Second quarter U.S. GAAP loss per diluted share of 55 cents vs. earnings per diluted share of 61 cents in 2021; company recorded non-cash, long-lived asset impairment for Russian operations during second quarter of 2022
●Second quarter comparable earnings per diluted share of 82 cents vs. 86 cents in 2021
●Global beverage can shipments up 3.3%; multi-year sustainability and growth thesis intact
●Strong aerospace backlog and contracts won-not-booked of $3.0 billion and $4.7 billion, respectively
●Rephasing certain beverage can growth capital projects and optimizing production capabilities to meet near-term market growth, enable long-term customer demand and maximize shareholder returns
●Positioned to return approximately $1.0 billion to shareholders via share repurchases and dividends in 2022 and to accelerate shareholder returns in 2023
●Beyond 2022, positioned to achieve long-term diluted earnings per share growth goal of 10 to 15 percent
●Biennial investor day management briefing scheduled for September 22

WESTMINSTER, Colo., August 4, 2022 – Ball Corporation (NYSE: BALL) today reported, on a U.S. GAAP basis, a second quarter 2022 net loss attributable to the corporation of $174 million (including a net after-tax loss of $437 million, or $1.37 per diluted share for business consolidation and other non-comparable items, including the non-cash, long-lived asset impairment for the Russian beverage packaging operations) or a loss of 55 cents per diluted share, on sales of $4.13 billion, compared to $202 million net earnings attributable to the corporation, or 61 cents per diluted share (including net after-tax charges of $85 million, or 25 cents per diluted share for business consolidation and other non-comparable items) on sales of $3.46 billion in 2021. Results for the first six months of 2022 were net earnings attributable to the corporation of $272 million, or 84 cents per diluted share, on sales of $7.85 billion compared to $402 million, or $1.20 per diluted share, on sales of $6.58 billion for the first six months of 2021.

Ball’s second quarter and year-to-date 2022 comparable earnings per diluted share were 82 cents and $1.59, respectively, versus second quarter and year-to-date 2021 comparable earnings per diluted share of 86 cents and $1.58, respectively.

Details of segment comparable operating earnings, business consolidation and other activities, business segment descriptions and other non-comparable items can be found in the notes to the unaudited condensed consolidated financial statements that accompany this news release. References to volume data represent units shipped.

“We delivered stable year-over-year comparable operating earnings amid notable cost inflation, demand volatility and euro earnings translation headwinds. Global growth for sustainable aluminum beverage and personal care products packaging continues and, in certain regions, varied from original expectations. To balance the near-term effects of economic volatility on consumer demand with long-term growth opportunities for our aluminum packaging portfolio and aerospace technologies, the global team has initiated actions to rephase capital projects and further manage costs to maximize EVA, cash, and returns. Through our capital discipline, financial strength, ownership mindset, manufacturing footprint and innovative product portfolio, we can successfully navigate the current economic environment and create value for our stakeholders,” said Daniel W. Fisher, president and CEO.

Beverage Packaging, North and Central America

Beverage packaging, North and Central America, segment comparable operating earnings for the second quarter 2022 were $164 million on sales of $1.78 billion compared to $193 million on sales of $1.52 billion during the same period in 2021. For the first six months, segment comparable operating earnings were $338 million on sales of $3.38 billion compared to $333 million on sales of $2.82 billion during the same period in 2021. Year-over-year sales reflect the contractual pass through of higher aluminum costs and price/mix.

Second quarter segment comparable operating earnings were down year-over-year and include the impact of higher manufacturing and inflationary costs. Segment volumes were flat in the second quarter and reflect the deceleration of customer demand resulting from significant retail pricing actions by customers to pass through inflationary costs to consumers, particularly in the U.S.

In response to the deceleration in customer demand late in the second quarter, the construction of a new beverage can manufacturing facility in North Las Vegas, Nevada, has been delayed, and certain actions across the existing North American manufacturing footprint, including ceasing production at our Phoenix, Arizona, and St. Paul, Minnesota, facilities, have been announced to address localized supply/demand imbalances.

Beverage Packaging, EMEA

Beverage packaging, EMEA, segment comparable operating earnings for second quarter 2022 were $129 million on sales of $1.13 billion compared to $124 million on sales of $906 million during the same period in 2021. For the first six months, segment comparable operating earnings were $229 million on sales of $2.08 billion compared to $224 million on sales of $1.70 billion during the same period in 2021. Year-over-year sales reflect higher shipments and the contractual pass through of higher aluminum costs offset by unfavorable foreign exchange translation.

Second quarter segment comparable operating earnings improved versus the same period in 2021 and reflect 7.7 percent segment volume growth and favorable specialty mix offset by $9 million of unfavorable currency translation and the impact of supply chain tightness and inflation across the region. Packaging mix shift to aluminum cans continues and specialty can mix remained above 60 percent during the quarter. Given strong regional demand, the construction of new beverage can manufacturing facilities in the U.K. and Czech Republic remain on track and will enable further growth for sustainable aluminum beverage packaging across the region. Projects are supported by long-term contracts with improved contractual terms and conditions. In advance of new production coming online in EMEA, imports from the company’s joint venture beverage can manufacturing facility in Saudi Arabia supplemented existing production capabilities across Europe during the quarter.

As a result of the war in Ukraine, the company previously announced its intention to suspend future investments in Russia and pursue a sale of its Russian business. As of June 30, 2022, the Russian business does not meet the accounting criteria to be presented as held for sale in the consolidated financial statements. See Note 1 “Business Segment Information” for additional information on the non-cash, long-lived asset impairment for the Russian operations recorded in business consolidation and other activities during second quarter of 2022. The company continues to support humanitarian efforts in Ukraine and surrounding European countries as well as manage costs across the segment in advance of the impending Russian business sale. Going forward, the business continues to monitor ongoing inflation and consumer behaviors and will remain agile and disciplined relative to deploying growth capital.

Beverage Packaging, South America

Beverage packaging, South America, segment comparable operating earnings for second quarter 2022 were $52 million on sales of $534 million compared to $78 million on sales of $452 million in 2021. For the first six months, comparable segment operating earnings were $130 million on sales of $1.03 billion compared to $171 million on sales of $939 million during the same period in 2021. Year-over-year sales reflect the contractual pass through of higher aluminum costs and price/mix, partially offset by lower shipments.

Second quarter segment comparable operating earnings decreased 33 percent due to a 2.9 percent decline in segment volumes versus 15.4 percent volume growth in the second quarter of 2021 and unfavorable regional customer/product mix in Brazil.

Demand trends in the company’s South American operations outside of Brazil remain favorable. During the quarter, the company announced construction of a new beverage can manufacturing plant in Peru. The segment’s performance is expected to improve in the second half of 2022 due to higher single-serve beverage consumption during the World Cup and a seasonally strong fourth quarter.

Aerospace

Aerospace segment comparable operating earnings for second quarter 2022 were $36 million on sales of $490 million compared to $34 million on sales of $459 million in 2021. Second quarter backlog reached $3.0 billion, and contracts won, but not yet booked into backlog, ended the quarter at $4.7 billion. For the first six months, segment comparable operating earnings were $79 million on sales of $994 million compared to $69 million on sales of $883 million during the same period in 2021.

Second quarter segment comparable operating earnings reflect year-over-year sales growth offset by supply chain inefficiencies and rate adjustments. The segment continues to leverage its talent pool and manufacturing capacity, test capabilities, engineering, and support workspace to secure additional defense, climate change and Earth-monitoring contracts to provide mission-critical programs and technologies to U.S. government, defense, intelligence, and reconnaissance and surveillance customers.

Following decades of collaboration, the company joined NASA and industry partners to celebrate the successful initial images from the James Webb Space Telescope. Ball Aerospace designed and built the advanced optical technology and lightweight mirror system that made these unprecedented images possible. Also, during the quarter, the team successfully completed a critical design review of the NOAA Space Weather Follow On-Lagrange 1 Spacecraft (SWFO-L1). Ball will now proceed with the production, integration and test of the space weather monitoring satellite. Expected to launch in 2025, SWFO-L1 will collect solar wind data and coronal imagery to meet NOAA's operational requirements to monitor and forecast impacts from solar storm activity.

Non-reportable

In addition to undistributed corporate expenses, the results for the company’s global aluminum aerosol business, beverage can manufacturing facilities in India, Saudi Arabia and Myanmar and investments in the company’s aluminum cup business continue to be reported in other non-reportable.

Second quarter 2022 results reflect lower year-over-year undistributed corporate expenses, higher aluminum cup demand in the retail and food service channels, 11.3 percent volume growth for extruded aluminum aerosol containers and 51.7 percent volume growth in the other non-reportable beverage can manufacturing facilities where certain production is being exported to support EMEA segment demand prior to new capital projects coming online in 2022. During the quarter, the company’s global aluminum aerosol customers continued to pursue next generation lightweight sustainable personal care packaging solutions including the company’s Infinity aluminum bottle and refillable aluminum bottles for new categories.

Outlook

“Business execution, being good stewards of our cash and controlling the things we can control in today’s global economic and geopolitical environments is key. Our company’s resiliency, financial strength, recession resistant business portfolio and low cost of capital continue to provide stability, optionality and opportunities for long-term growth. We remain well-positioned for medium-term and long-term growth and returning significant value to shareholders through share repurchases and dividends,” said Scott C. Morrison, executive vice president and chief financial officer.

“We will continue to actively manage our businesses through the lens of EVA and sustainability. Over our 142-year history, we have remained agile and successfully weathered numerous periods of economic volatility and its associated effects. Through our ability to offset inflationary costs over time, achieve higher returns on invested capital, leverage sustainability and enable supply chain partnerships to support continued mix shift to aluminum packaging, as well as to serve growing demand for our critical aerospace technologies and environmental intelligence, we look forward to achieving our long-term diluted earnings per share growth goal over time and returning even more value to shareholders,” Fisher said.

About Ball Corporation

Ball Corporation supplies innovative, sustainable aluminum packaging solutions for beverage, personal care and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 24,300 people worldwide and reported 2021 net sales of $13.8 billion. For more information, visit www.ball.com, or connect with us on Facebook or Twitter.

Conference Call Details

Ball Corporation (NYSE: BALL) will hold its second quarter 2022 earnings call today at 9 a.m. Mountain time (11 a.m. Eastern). The North American toll-free number for the call is 877-846-2691. International callers should dial +1 212-231-2907. Please use the following URL for a webcast of the live call:

https://edge.media-server.com/mmc/p/35t6ao7d

For those unable to listen to the live call, a taped replay will be available from 11 a.m. Mountain time on August 4, 2022, until 11 a.m. Mountain time on August 11, 2022. To access the replay, call 800-633-8284 (North American callers) or +1 402-977-9140 (international callers) and use reservation number 22019534. A written transcript of the call will be posted within 48 hours of the call's conclusion to Ball's website at www.ball.com/investors under "news and presentations."

Forward-Looking Statements

This release contains "forward-looking" statements concerning future events and financial performance. Words such as "expects," "anticipates," "estimates," "believes," and similar expressions typically identify forward-looking statements, which are generally any statements other than statements of historical fact. Such statements are based on current expectations or views of the future and are subject to risks and uncertainties, which could cause actual results or events to differ materially from those expressed or implied. You should therefore not place undue reliance upon any forward-looking statements and they should be read in conjunction with, and qualified in their entirety by, the cautionary statements referenced below. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key factors, risks and uncertainties that could cause actual outcomes and results to be different are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in our Form 10-K, which are available on our website and at www.sec.gov. Additional factors that might affect: a) our packaging segments include product capacity, supply, and demand constraints and fluctuations and changes in consumption patterns; availability/cost of raw materials, equipment, and logistics; competitive packaging, pricing and substitution; changes in climate and weather; footprint adjustments and other manufacturing changes, including the startup of new facilities and lines; failure to achieve synergies, productivity improvements or cost reductions; unfavorable mandatory deposit or packaging laws; customer and supplier consolidation; power and supply chain interruptions; changes in major customer or supplier contracts or loss of a major customer or supplier; inability to pass through increased costs; war, political instability and sanctions, including relating to the situation in Russia and Ukraine and its impact on our supply chain and our ability to operate in Russia and the EMEA region generally; changes in foreign exchange or tax rates; and tariffs, trade actions, or other governmental actions, including business restrictions and shelter-in-place orders in any country or jurisdiction affecting goods produced by us or in our supply chain, including imported raw materials; b) our aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) the Company as a whole include those listed above plus: the extent to which sustainability-related opportunities arise and can be capitalized upon; changes in senior management, succession, and the ability to attract and retain skilled labor; regulatory actions or issues including those related to tax, ESG reporting, competition, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; the ability to manage cyber threats; litigation; strikes; disease; pandemic; labor cost changes; inflation; rates of return on assets of the Company's defined benefit retirement plans; pension changes; uncertainties surrounding geopolitical events and governmental policies, including policies, orders, and actions related to COVID-19; reduced cash flow; interest rates affecting our debt; and successful or unsuccessful joint ventures, acquisitions and divestitures, including the announced sale of our Russian business, and their effects on our operating results and business generally.

# # #

Condensed Financial Statements (Second Quarter 2022)

Unaudited Condensed Consolidated Statements of Earnings (Loss)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, except per share amounts)	2022	2021	2022	2021

Net sales	$4,134	$3,459	$7,850	$6,584

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(3,445)	(2,760)	(6,461)	(5,253)
Depreciation and amortization	(168)	(172)	(353)	(340)
Selling, general and administrative	(161)	(166)	(347)	(323)
Business consolidation and other activities	(467)	12	(186)	5
	(4,241)	(3,086)	(7,347)	(5,911)

Earnings (loss) before interest and taxes	(107)	373	503	673

Interest expense	(68)	(66)	(137)	(133)
Debt refinancing and other costs	(2)	-	(2)	-
Total interest expense	(70)	(66)	(139)	(133)
Earnings (loss) before taxes	(177)	307	364	540
Tax (provision) benefit	(1)	(116)	(101)	(148)
Equity in results of affiliates, net of tax	13	11	19	10

Net earnings (loss)	(165)	202	282	402

Net earnings (loss) attributable to noncontrolling interests, net of tax	(9)	-	(10)	-

Net earnings (loss) attributable to Ball Corporation	$(174)	$202	$272	$402

Earnings (loss) per share:
Basic	$(0.55)	$0.62	$0.85	$1.23
Diluted	$(0.55)	$0.61	$0.84	$1.20

Weighted average shares outstanding (000s):
Basic	317,006	327,625	318,944	327,718
Diluted	317,006	333,378	323,316	333,615

Condensed Financial Statements (Second Quarter 2022)

Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	June 30,
($ in millions)	2022	2021

Cash Flows from Operating Activities:
Net earnings (loss)	$282	$402
Depreciation and amortization	353	340
Business consolidation and other activities	186	(5)
Deferred tax provision (benefit)	(32)	73
Other, net	(204)	(146)
Changes in working capital	(983)	(496)
Cash provided by (used in) operating activities	(398)	168
Cash Flows from Investing Activities:
Capital expenditures	(819)	(757)
Business dispositions	298	1
Other, net	25	20
Cash provided by (used in) investing activities	(496)	(736)
Cash Flows from Financing Activities:
Changes in borrowings, net	1,541	5
Net issuances (purchases) of common stock	(566)	(128)
Dividends	(128)	(99)
Other, net	(13)	-
Cash provided by (used in) financing activities	834	(222)
Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	(13)	(5)
Change in cash, cash equivalents and restricted cash	(73)	(795)
Cash, cash equivalents and restricted cash - beginning of period	579	1,381
Cash, cash equivalents and restricted cash - end of period	$506	$586

Condensed Financial Statements (Second Quarter 2022)

Unaudited Condensed Consolidated Balance Sheets

	June 30,
($ in millions)	2022	2021

Assets
Current assets
Cash and cash equivalents	$480	$571
Receivables, net	3,139	2,620
Inventories, net	2,473	1,490
Other current assets	401	348
Total current assets	6,493	5,029
Property, plant and equipment, net	6,629	5,915
Goodwill	4,350	4,448
Intangible assets, net	1,474	1,785
Other assets	1,980	1,969

Total assets	$20,926	$19,146

Liabilities and Equity
Current liabilities
Short-term debt and current portion of long-term debt	$251	$771
Payables and other accrued liabilities	6,232	5,146
Total current liabilities	6,483	5,917
Long-term debt	8,847	6,970
Other long-term liabilities	2,063	2,558
Equity	3,533	3,701

Total liabilities and equity	$20,926	$19,146

Notes to the Condensed Financial Statements (Second Quarter 2022)

1. Business Segment Information

Ball’s operations are organized and reviewed by management along its product lines and geographical areas and presented in the four reportable segments outlined below.

Beverage packaging, North and Central America: Consists of operations in the U.S., Canada and Mexico that manufacture and sell aluminum beverage containers throughout those countries.

Beverage packaging, EMEA: Consists of operations in numerous countries throughout Europe, including Russia, as well as Egypt and Turkey, that manufacture and sell aluminum beverage containers throughout those countries.

The current global business environment is being impacted directly and indirectly by the effects of the Russian invasion of Ukraine. Ball has suspended future investments in Russia and is pursuing the sale of its aluminum beverage packaging business located in Russia. During the second quarter of 2022, Ball experienced deteriorating conditions and determined this constituted a triggering event for its Russian long-lived asset group. As a result, Ball performed an expected cash flow recoverability analysis to estimate the fair value of the long-lived assets, and recorded an impairment loss of $435 million.

As of June 30, 2022, Ball’s Russian aluminum packaging business does not meet the requirements for held for sale presentation in Ball’s unaudited condensed consolidated financial statements. The ongoing conflict continues to have the potential to increase Ball’s vulnerabilities to near-term, severe impacts related to its Russian business and facilities and it is not possible to accurately predict all future impacts of the invasion. The Russian government has made warnings to companies that cease operations during its invasion of Ukraine and the potential exists that Ball’s operations in Russia could be negatively impacted. As such, Russia’s invasion of Ukraine and the resulting effects have the potential to impact significant estimates used by Ball in the preparation of its consolidated financial statements, which could result in additional impairments.

Ball’s Russian business, which is presented in its beverage packaging, EMEA, reportable operating segment, represented approximately 4 percent of the company's total net sales and 8 percent of the company's total comparable operating earnings for the twelve months ended December 31, 2021. In addition, our plants in Russia accounted for approximately 5 percent of the company's 112.5 billion global beverage can unit shipments for the twelve months ended December 31, 2021. As of June 30, 2022, after the $435 million long-lived asset impairment charge, Ball’s Russian business had net assets of $380 million, which consisted primarily of working capital and goodwill that will be allocated to the disposal group upon a future disposal. As of June 30, 2022, in addition to the $380 million of net assets, Ball also had cumulative currency translation gains of $180 million, presented in accumulated other comprehensive earnings (loss) on Ball’s unaudited condensed consolidated balance sheets, that will be subject to release upon a disposal of the Russian business. These values are subject to change based on the Russian ruble exchange rate.

Beverage packaging, South America: Consists of operations in Brazil, Argentina, Paraguay and Chile that manufacture and sell aluminum beverage containers throughout most of South America.

Aerospace: Consists of operations that manufacture and sell aerospace and other related products and provide services used in the defense, civil space and commercial space industries.

Other consists of a non-reportable operating segment (beverage packaging, other) that manufactures and sells aluminum beverage containers; a non-reportable operating segment that manufactures and sells extruded aluminum aerosol containers and recloseable aluminum bottles across multiple consumer categories as well as slugs (aerosol packaging); a non-reportable operating segment that manufactures and sells aluminum cups (aluminum cups); undistributed corporate expenses; and intercompany eliminations and other business activities.

The company also has investments in operations in Guatemala, Panama, the U.S. and Vietnam that are accounted for under the equity method of accounting and, accordingly, those results are not included in segment sales or earnings.

During the first quarter of 2022, Ball sold its remaining 49 percent owned equity method investment in Ball Metalpack to Sonoco, a global provider of consumer, industrial, healthcare and protective packaging, for total consideration of approximately $298 million, which is presented in business consolidation and other activities in the unaudited condensed consolidated statement of earnings.

Notes to the Condensed Financial Statements (Second Quarter 2022)

1. Business Segment Information (continued)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions)	2022	2021	2022	2021

Net sales
Beverage packaging, North and Central America	$1,775	$1,524	$3,384	$2,820
Beverage packaging, EMEA	1,133	906	2,075	1,702
Beverage packaging, South America	534	452	1,028	939
Aerospace	490	459	994	883
Reportable segment sales	3,932	3,341	7,481	6,344
Other	202	118	369	240
Net sales	$4,134	$3,459	$7,850	$6,584

Comparable operating earnings
Beverage packaging, North and Central America	$164	$193	$338	$333
Beverage packaging, EMEA	129	124	229	224
Beverage packaging, South America	52	78	130	171
Aerospace	36	34	79	69
Reportable segment comparable operating earnings	381	429	776	797

Other (a)	11	(30)	(18)	(53)
Comparable operating earnings	392	399	758	744
Reconciling items
Business consolidation and other activities	(467)	12	(186)	5
Amortization of acquired Rexam intangibles	(32)	(38)	(69)	(76)
Earnings (loss) before interest and taxes	$(107)	$373	$503	$673

(a)	Includes undistributed corporate expenses, net, of $15 million and $28 million for the three months ended June 30, 2022 and 2021, respectively, and $48 million and $54 million for the six months ended June 30, 2022 and 2021, respectively.

2. Non-U.S. GAAP Measures

Non-U.S. GAAP Measures – Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in the company's earnings releases and quarterly and annual regulatory filings. Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort. We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity and low visibility with respect to certain special items, including restructuring charges, business consolidation and other costs, gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings and other non-comparable items. These items are uncertain, depend on various factors and could be material to our results computed in accordance with U.S. GAAP.

Comparable Earnings Before Interest, Taxes, Depreciation and Amortization (Comparable EBITDA), Comparable Operating Earnings, Comparable Net Earnings, Comparable Diluted Earnings Per Share and Net Debt – Comparable EBITDA is earnings before interest, taxes, depreciation and amortization, business consolidation and other non-comparable costs. Comparable Operating Earnings is earnings before interest, taxes, business consolidation and other non-comparable costs. Comparable Net Earnings is net earnings attributable to Ball Corporation before business consolidation and other non-comparable costs after tax. Comparable Diluted Earnings Per Share is Comparable Net Earnings divided by diluted weighted average shares outstanding. We use Comparable EBITDA, Comparable Operating Earnings, Comparable Net Earnings, and Comparable Diluted Earnings Per Share internally to evaluate the company's operating performance. Net Debt is total debt less cash and cash equivalents, which are derived directly from the company’s financial statements. Ball management uses Net Debt to Comparable EBITDA and Comparable EBITDA to interest expense as metrics to monitor the credit quality of Ball Corporation.

Notes to the Condensed Financial Statements (Second Quarter 2022)

2. Non-U.S. GAAP Measures (continued)

Please see the company’s website for further details of the company’s non-U.S. GAAP financial measures at www.ball.com/investors under the “FINANCIALS” tab.

A summary of the effects of non-comparable items on after tax earnings is as follows:

	Three Months Ended			Six Months Ended
	June 30,			June 30,
($ in millions, except per share amounts)	2022		2021	2022	2021

Net earnings (loss) attributable to Ball Corporation	$(174)		$202	$272	$402
Business consolidation and other activities	467		(12)	186	(5)
Amortization of acquired Rexam intangibles	32		38	69	76
Share of equity method affiliate non-comparable costs, net of tax	-		-	-	6
Debt refinancing and other costs	2		-	2	-
Non-comparable tax items	(64)		59	(14)	48
Comparable Net Earnings	$263		$287	$515	$527
Comparable diluted earnings per share	$0.82	(a)	$0.86	$1.59	$1.58

(a)	The company reported a U.S. GAAP net loss in the three months ended June 30, 2022, and, as a result, all potentially issuable securities were excluded in the diluted earnings (loss) per share calculation as their effect would have been anti-dilutive. Had these securities been included, approximately 320.8 million weighted average shares would have been used in calculating diluted earnings (loss) per share for the three ended June 30, 2022. Comparable net earnings for the three months ended June 30, 2022, was positive; therefore, approximately 320.8 million weighted average shares were used to calculate comparable diluted earnings per share.

A summary of the effects of non-comparable items on earnings before interest and taxes is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions)	2022	2021	2022	2021

Net earnings (loss) attributable to Ball Corporation	$(174)	$202	$272	$402
Net earnings (loss) attributable to noncontrolling interests, net of tax	9	-	10	-
Net earnings (loss)	(165)	202	282	402
Equity in results of affiliates, net of tax	(13)	(11)	(19)	(10)
Tax provision (benefit)	1	116	101	148
Earnings (loss) before taxes	(177)	307	364	540
Total interest expense	70	66	139	133
Earnings (loss) before interest and taxes	(107)	373	503	673
Business consolidation and other activities	467	(12)	186	(5)
Amortization of acquired Rexam intangibles	32	38	69	76
Comparable Operating Earnings	$392	$399	$758	$744

Notes to the Condensed Financial Statements (Second Quarter 2022)

2. Non-U.S. GAAP Measures (continued)

A summary of Comparable EBITDA and Net Debt is as follows:

	Twelve	Less: Six	Add: Six
	Months Ended	Months Ended	Year Ended	Year Ended
	December 31,	June 30,	June 30,	June 30,
($ in millions, except ratios)	2021	2021	2022	2022

Net earnings attributable to Ball Corporation	$878	$402	$272	$748
Net earnings attributable to noncontrolling interests, net of tax	-	-	10	10
Net earnings	878	402	282	758
Equity in results of affiliates, net of tax	(26)	(10)	(19)	(35)
Tax provision (benefit)	156	148	101	109
Earnings before taxes	1,008	540	364	832
Total interest expense	283	133	139	289
Earnings before interest and taxes	1,291	673	503	1,121
Business consolidation and other activities	142	(5)	186	333
Amortization of acquired Rexam intangibles	152	76	69	145
Comparable Operating Earnings	1,585	744	758	1,599
Depreciation and amortization	700	340	353	713
Amortization of acquired Rexam intangibles	(152)	(76)	(69)	(145)
Comparable EBITDA	$2,133	$1,008	$1,042	$2,167

Total interest expense	$(283)	$(133)	$(139)	$(289)
Debt refinancing and other costs	13	-	2	15
Interest expense	$(270)	$(133)	$(137)	$(274)

Total debt at period end				$9,098
Cash and cash equivalents				(480)
Net Debt				$8,618

Comparable EBITDA/Interest Expense (Interest Coverage)				7.9	x
Net Debt/Comparable EBITDA				4.0	x

Notes to the Condensed Financial Statements (Second Quarter 2022)

3. Non-Comparable Items

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	2022	2021	2022	2021

Non-comparable items - income (expense)
Beverage packaging, North and Central America
Business consolidation and other activities
Individually insignificant items	$(2)	$(2)	$(1)	$(1)
Other non-comparable items
Amortization of acquired Rexam intangibles	(7)	(7)	(14)	(14)
Total beverage packaging, North and Central America	(9)	(9)	(15)	(15)

Beverage packaging, EMEA
Business consolidation and other activities
Russia impairment (1)	(435)	-	(435)	-
Individually insignificant items	(3)	(1)	(4)	(3)
Other non-comparable items
Amortization of acquired Rexam intangibles	(14)	(16)	(29)	(33)
Total beverage packaging, EMEA	(452)	(17)	(468)	(36)

Beverage packaging, South America
Business consolidation and other activities
Dispute with regional customer (2)	(22)	-	(22)	-
Brazilian indirect taxes	-	22	-	22
Individually insignificant items	1	(1)	-	(2)
Other non-comparable items
Amortization of acquired Rexam intangibles	(14)	(14)	(28)	(28)
Total beverage packaging, South America	(35)	7	(50)	(8)

Other
Business consolidation and other activities
Sale of equity method investment in Metalpack (3)	(7)	-	298	-
Donation to The Ball Foundation (4)	-	-	(30)	-
Metalpack loan repayment (5)	-	-	16	-
Net Russian ruble currency movements (6)	4	-	(5)	-
Impairment of equity method investment in South Korea	-	(5)	-	(5)
Individually insignificant items	(3)	(1)	(3)	(6)
Other non-comparable items
Share of equity method affiliate non-comparable costs, net of tax	-	-	-	(6)
Amortization of acquired Rexam intangibles	3	(1)	2	-
Debt extinguishment and refinance costs	(2)	-	(2)	(1)
Total other	(5)	(7)	276	(18)

Notes to the Condensed Financial Statements (Second Quarter 2022)

Total business consolidation and other activities	(467)	12	(186)	5
Total other non-comparable items	(34)	(38)	(71)	(82)
Total non-comparable items	(501)	(26)	(257)	(77)

Impact of U.K. tax rate change	-	(57)	-	(57)
Discrete non-comparable tax items (7)	-	(1)	6	(1)
Tax effect on business consolidation and other activities	54	(11)	(12)	(9)
Tax effect on other non-comparable items	10	10	20	19
Total non-comparable tax items	64	(59)	14	(48)
Total non-comparable items, net of tax	$(437)	$(85)	$(243)	$(125)

(1)	Ball recorded a non-cash impairment for its Russian long-lived asset group. During the second quarter of 2022, Ball experienced deteriorating conditions due to the escalating conflict and associated effects from the Russian invasion of Ukraine. As a result, after taking into account the progress of our ongoing sales process, currency exchange movements, supply challenges and effects of the escalating conflict, the company has concluded the long-lived assets are impaired.

(2)	In July 2022, Ball’s beverage packaging, South America, segment formally notified a regional customer in Brazil of its breach of a long-term committed supply agreement since the first quarter of 2022, inclusive of beverage can and end volume requirements and associated accounts payable with Ball. In the event that satisfactory rectifying action is not taken in response to the notification of breach, Ball intends to pursue legal action to recover all amounts due and seek damages for non-performance. Ball recorded a charge reflecting an increased risk of not being able to fully collect amounts due from the customer. After recording this charge, Ball has financial exposure on balances due from the customer of $37 million, which are presented in receivables, net, other current assets, and other assets, in its unaudited condensed consolidated balance sheets. Ball considers that losses in the event of an unfavorable outcome to the dispute and any related legal action (or gains in the event of a favorable outcome) would not have a material effect upon its liquidity, results of operations or financial condition.

(3)	Ball sold its remaining 49 percent owned equity method investment in Ball Metalpack and recorded a gain. In the second quarter of 2022, Ball recorded charges associated with the reduction of sales price due to customary closing adjustments related to the sale.

(4)	The company donated funds to The Ball Foundation, a non-profit philanthropic organization with efforts to build a better world. The Ball Foundation awards grants to nonprofit organizations primarily in communities where the company operates, focusing on priorities related to education, recycling, and disaster relief and preparedness.

(5)	Ball recorded a gain from Ball Metalpack’s repayment of a loan which was formerly fully reserved.

(6)	Ball recorded net impacts associated with its inability to hedge Russian ruble currency exposures.

(7)	Ball recorded a benefit for a reduction in the deferred tax liability on the investment in its Russian business which was partially offset by a charge to settle a tax dispute in Uruguay.